Nucor Reports Results for Third Quarter and First Nine Months of 2011

CHARLOTTE, N.C., Oct. 20, 2011 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today consolidated net earnings of $181.5 million, or $0.57 per diluted share, for the third quarter of 2011. By comparison, Nucor reported net earnings of $23.5 million, or $0.07 per diluted share, in the third quarter of 2010 and net earnings of $299.8 million, or $0.94 per diluted share, in the second quarter of 2011.

In the first nine months of 2011, Nucor reported consolidated net earnings of $641.1 million, or $2.02 per diluted share, compared with net earnings of $145.5 million, or $0.46 per diluted share, in the first nine months of 2010, an increase of 340%.

Nucor incurred a charge to value inventories using the last-in, first-out (LIFO) method of accounting of $28.0 million ($0.05 per diluted share) in the third quarter of 2011, compared with a charge of $32.0 million ($0.06 per diluted share) in the second quarter of 2011 and a charge of $50.0 million ($0.10 per diluted share) in the third quarter of 2010. The LIFO charge in the first nine months of 2011 was $91.0 million ($0.17 per diluted share) compared to a charge of $141.0 million ($0.28 per diluted share) in the first nine months of 2010.

Pre-operating and start-up costs of new facilities were $17.0 million in the third quarter of 2011 compared to $31.4 million in the second quarter of 2011 and $41.9 million in the third quarter of 2010. For the nine-month period, pre-operating and start-up costs decreased from $135.8 million in 2010 to $76.3 million in 2011. The decrease in pre-operating and start-up costs was due to several projects coming out of start-up, including the special bar quality ("SBQ") mill in Memphis, Tennessee, the wire rod products mill in Kingman, Arizona, and the galvanizing line in Decatur, Alabama.

Nucor's consolidated net sales increased 3% to $5.25 billion in the third quarter of 2011 compared to $5.11 billion in the second quarter of 2011 and increased 27% compared with $4.14 billion in the third quarter of 2010. Average sales price per ton decreased less than 1% from the second quarter of 2011 and increased 24% over the third quarter of 2010. Total tons shipped to outside customers were 5,785,000 tons in the third quarter of 2011, an increase of 3% over both the second quarter of 2011 and the third quarter of 2010. Total third quarter steel mill shipments increased 9% over the third quarter of 2010 and increased 5% over the second quarter of 2011. Third quarter downstream steel products shipments to outside customers increased 5% over the third quarter of 2010 and 7% over the second quarter of 2011.

In the first nine months of 2011, Nucor's consolidated net sales increased 27% to $15.19 billion, compared with $11.99 billion in last year's first nine months. Average sales price per ton increased 22% while total tons shipped to outside customers increased 4% over the first nine months of 2010.

The average scrap and scrap substitute cost per ton used in the third quarter of 2011 was $449, an increase of 1% over $444 in the second quarter of 2011 and an increase of 27% over $354 in the third quarter of 2010. The average scrap and scrap substitute cost per ton used increased 26% from $348 in the first nine months of 2010 to $439 in the first nine months of 2011.

Overall operating rates at our steel mills in the third quarter (74%) increased from the second quarter (71%) and third quarter of last year (68%). Steel mill utilization increased from 71% in the first nine months of 2010 to 75% in the first nine months of 2011.

Total energy costs increased approximately $3 per ton over both the second quarter of 2011 and the third quarter of 2010 primarily due to higher electricity unit costs. During the first nine months of 2011, total energy costs increased $1 per ton compared with the first nine months of 2010 also due to higher electricity unit costs.

Construction, primarily infrastructure, is continuing on our 2,500,000-ton direct reduced iron ("DRI") facility in Louisiana. The majority of the equipment will begin arriving in 2012, and we are on schedule for completion of construction and beginning of start-up in mid-2013.

Our liquidity position remains strong with $3.02 billion in cash and cash equivalents, short-term investments, and restricted cash and investments, and an untapped $1.3 billion revolving credit facility that matures in November 2012.

In September, Nucor's board of directors declared a cash dividend of $0.3625 per share payable on November 11, 2011 to stockholders of record on September 30, 2011. This dividend is Nucor's 154th consecutive quarterly cash dividend, a record we expect to continue.

While third quarter earnings of $0.57 per share were, as we expected, below the level achieved in the second quarter of 2011, they remain well ahead of 2010 levels of $0.07 per share. This deterioration from the second quarter reflects lower steel prices and significantly lower metal margins for sheet mill products due to increases in the supply/demand imbalances from both new domestic supply and increased imports. We continue to benefit from our diversified product mix as our other steel mills delivered a solid improvement quarter over quarter. Scrap prices remained relatively high and stable in the third quarter. This price stability, combined with generally low service center inventories, has minimized volatility in order rates and pricing in our long product business. End markets such as automotive, heavy equipment, energy and general manufacturing have continued to show the most strength compared to 2010 but have shown very little improvement compared to the first half of 2011. Although we have seen only minimal improvement in non-residential construction markets and expect to see only slight improvement in demand through the end of 2011, our combined construction businesses (steel mills and downstream facilities) will continue to operate profitably. We expect further margin compression in the sheet market in the fourth quarter. We also expect a smaller compression in plate margins due to imports. As a result, we expect our overall earnings to be lower than the third quarter. The magnitude of margin compression will be favorably impacted by expected lower scrap costs through the quarter. We will provide quantitative earnings guidance later in the quarter.

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; light gauge steel framing; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties. The words "believe," "expect," "project," "will," "should," "could" and similar expressions are intended to identify those forward-looking statements. Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; and (4) competitive pressure on sales and pricing, including competition from imports and substitute materials. These and other factors are outlined in Nucor's regulatory filings with the Securities and Exchange Commission, including those in Nucor's December 31, 2010 Annual Report on Form 10-K. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor's conference call in which management will discuss Nucor's third quarter results on October 20, 2011 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

Unaudited figures are as follows:

TONNAGE DATA
(in thousands)

	Three Months (13 Weeks) Ended			Nine Months (39 Weeks) Ended
	Oct. 1, 2011	Oct. 2, 2010	Percentage Change	Oct. 1, 2011	Oct. 2, 2010	Percentage Change
Steel mills production	4,910	4,426	11%	14,796	13,786	7%
Steel mills total shipments	5,128	4,702	9%	15,192	14,005	8%

Sales tons to outside customers:
Steel mills	4,194	3,993	5%	12,664	11,981	6%
Joist	82	71	15%	219	202	8%
Deck	83	81	2%	234	230	2%
Cold finished	118	123	-4%	381	351	9%
Fabricated concrete
reinforcing steel	312	291	7%	808	751	8%
Other	996	1,074	-7%	3,055	3,170	-4%
	5,785	5,633	3%	17,361	16,685	4%

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Three Months (13 Weeks) Ended		Nine Months (39 Weeks) Ended

	Oct. 1, 2011	Oct. 2, 2010	Oct. 1, 2011	Oct. 2, 2010

Net sales	$ 5,252,144	$ 4,140,069	$ 15,193,887	$ 11,990,877

Costs, expenses and other:
Cost of products sold	4,776,283	3,949,779	13,613,399	11,279,755
Marketing, administrative and other expenses	140,206	88,866	412,598	289,230
Equity in losses of unconsolidated affiliates	11,247	5,732	14,190	31,481
Interest expense, net	40,193	37,686	125,943	112,796
	4,967,929	4,082,063	14,166,130	11,713,262
Earnings before income taxes and
noncontrolling interests	284,215	58,006	1,027,757	277,615
Provision for income taxes	84,104	7,982	324,946	80,179
Net earnings	200,111	50,024	702,811	197,436
Earnings attributable to
noncontrolling interests	18,593	26,529	61,679	51,985
Net earnings attributable to
Nucor stockholders	$ 181,518	$ 23,495	$ 641,132	$ 145,451

Net earnings per share:
Basic	$0.57	$0.07	$2.02	$0.46
Diluted	$0.57	$0.07	$2.02	$0.46

Average shares outstanding:
Basic	317,194	316,223	316,866	315,842
Diluted	317,287	316,756	317,061	316,483

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	Oct. 1, 2011	Dec. 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$ 1,101,437	$ 1,325,406
Short-term investments	1,312,551	1,153,623
Accounts receivable, net	1,838,126	1,439,828
Inventories, net	2,188,828	1,557,574
Other current assets	452,954	384,744

Total current assets	6,893,896	5,861,175

Property, plant and equipment, net	3,766,643	3,852,118

Restricted cash and investments	607,721	598,482

Goodwill	1,830,338	1,836,294

Other intangible assets, net	802,086	856,125

Other assets	906,581	917,716

Total assets	$ 14,807,265	$ 13,921,910

LIABILITIES
Current liabilities:
Short-term debt	$ 7,624	$ 13,328
Long-term debt due within one year	350,000	-
Accounts payable	1,175,195	896,703
Salaries, wages and related accruals	344,511	207,168
Accrued expenses and other current liabilities	480,755	387,239

Total current liabilities	2,358,085	1,504,438

Long-term debt due after one year	3,930,200	4,280,200

Deferred credits and other liabilities	839,799	806,578

Total liabilities	7,128,084	6,591,216

EQUITY
Nucor stockholders' equity:
Common stock	150,480	150,181
Additional paid-in capital	1,748,732	1,711,518
Retained earnings	7,090,836	6,795,988
Accumulated other comprehensive loss,
net of income taxes	(21,599)	(27,776)
Treasury stock	(1,505,713)	(1,509,841)
Total Nucor stockholders' equity	7,462,736	7,120,070

Noncontrolling interests	216,445	210,624

Total equity	7,679,181	7,330,694

Total liabilities and equity	$ 14,807,265	$ 13,921,910

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Nine Months (39 Weeks) Ended

	Oct. 1, 2011	Oct. 2, 2010

Operating activities:
Net earnings	$ 702,811	$ 197,436
Adjustments:
Depreciation	391,847	385,107
Amortization	51,675	53,378
Stock-based compensation	40,323	34,115
Deferred income taxes	40,855	30,150
Equity in losses of unconsolidated affiliates	14,190	31,481
Changes in assets and liabilities (exclusive of acquisitions):
Accounts receivable	(401,237)	(340,933)
Inventories	(634,048)	(325,549)
Accounts payable	280,545	107,902
Federal income taxes	2,217	(48,024)
Salaries, wages and related accruals	141,407	86,315
Other	42,559	4,863

Cash provided by operating activities	673,144	216,241

Investing activities:
Capital expenditures	(318,252)	(238,330)
Investment in and advances to affiliates	(76,678)	(427,788)
Repayment of advances to affiliates	15,000	48,885
Disposition of plant and equipment	22,155	18,998
Acquisitions (net of cash acquired)	-	(64,885)
Purchases of investments	(614,982)	(240,495)
Proceeds from the sale of investments	456,055	309,000
Purchases of restricted investments	(564,994)	-
Proceeds from the sale of restricted investments	18,299	-
Other changes in restricted cash and investments	538,644	-

Cash used in investing activities	(524,753)	(594,615)

Financing activities:
Net change in short-term debt	(5,646)	1,343
Repayment of long-term debt	-	(6,000)
Proceeds from issuance of long-term debt, net of discount	-	598,992
Debt issuance costs	-	(4,050)
Issuance of common stock	6,957	3,648
Excess tax benefits from stock-based compensation	700	(1,500)
Distributions to noncontrolling interests	(55,855)	(42,723)
Cash dividends	(346,005)	(342,863)
Other financing activities	30,000	-

Cash provided by (used in) financing activities	(369,849)	206,847

Effect of exchange rate changes on cash	(2,511)	4,639

Decrease in cash and cash equivalents	(223,969)	(166,888)

Cash and cash equivalents - beginning of year	1,325,406	2,016,981

Cash and cash equivalents - end of nine months	$ 1,101,437	$ 1,850,093

CONTACT: Nucor Executive Offices, +1-704-366-7000, or fax, +1-704-362-4208